UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 15, 2005
Nash-Finch Company
(Exact name of Registrant as specified in its charter)

Delaware	0-785	41-0431960

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7600 France Avenue South, Minneapolis, Minnesota		55435

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(952) 832-0534
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Form of Executive Retention Letter Agreement

Item 1.01. Entry Into Material Definitive Agreement.
     (a) On September 15, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Nash Finch Company (the “Company”) approved the entry by the Company into Executive Retention Letter Agreements with seven executive officers of the Company and nine additional officers. The Committee determined that the recently announced decision by the Company’s Chief Executive Officer, Ron Marshall, to resign from his position effective March 2, 2006 could lead to the departure or distraction of other members of the Company’s senior management, and that consequently it would be advisable to enter into these agreements as a means of minimizing these risks and ensuring appropriate continuity of leadership.
     Each agreement provides that if an officer’s employment is terminated by the Company for any reason other than death, disability, retirement or “cause” during a defined “transition period,” or if the officer terminates his or her employment with the Company for “good reason” within that same transition period, then the officer is entitled (i) to receive cash payments (occurring each payroll period) over a 12 or 24 month period in an aggregate amount equal to the officer’s highest monthly compensation during the 36 months prior to the termination multiplied by either 12 or 24, and (ii) to the continuation for comparable 12 or 24 month periods of all welfare benefit plans (including health, life, dental and disability) in which the officer and his or her dependents were entitled to participate prior to the effective date of Mr. Marshall’s resignation. The agreement provides that in consideration of these payments and the continuation of benefits, the officer will not, for a period of one year after his or her termination, compete with the Company in association with specified competitors.
     The “transition period” for these purposes begins on the date Mr. Marshall’s resignation is effective and ends on the date Mr. Marshall’s successor as CEO (other than any interim successor) has served in that capacity for twelve consecutive months. “Highest monthly compensation” for these purposes means 1/12 of an individual’s highest W-2 earnings during any consecutive twelve month period during the 36 months prior to the date of termination, increased by amounts deferred or withheld in connection with Company-sponsored qualified benefit plans or deferred compensation plans. “Cause” is generally defined in these agreements as either the willful and continued failure to substantially perform one’s duties with the Company, or the conviction for willfully engaging in illegal conduct which constitutes a felony or gross misdemeanor and which is materially and demonstrably injurious to the Company. “Good reason” is generally defined in these agreements to include a reduction in compensation or benefits, a demotion, any attempted termination by the Company that is not effected in accordance with the agreement, and any refusal by the Company to permit the individual to continue to engage in outside activities that were not prohibited prior to the effective date of Mr. Marshall’s resignation.
     The multiple referred to above is 24 months for Bruce A. Cross, Executive Vice President, Merchandising, Kathleen E. McDermott, Senior Vice President, General Counsel & Secretary, Jeffrey E. Poore, Senior Vice President, Military, and Joe R. Eulberg, Senior Vice President, Human Resources, and 12 months for the twelve other designated officers, none of whom are named executive officers.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits. The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Form of Executive Retention Letter Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASH-FINCH COMPANY
Date: September 21, 2005	By:	/s/ Kathleen E. McDermott
		Name:	Kathleen E. McDermott
		Title:	Senior Vice President, General Counsel and Secretary

NASH-FINCH COMPANY
EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K
DATED SEPTEMBER 15, 2005

Exhibit No.	Description	Method of Filing
10.1	Form of Executive Retention Letter Agreement	Filed herewith